EXHIBIT 99.1

Leidos Holdings, Inc. Reports Second Quarter Fiscal Year 2017 Results

•	Revenues: $2.57 billion

•	Operating Income: $166 million

•	Diluted Earnings per Share: $0.64

•	Non-GAAP Diluted Earnings per Share: $1.04

•	Net Bookings: $2.7 billion (book-to-bill ratio of 1.0)

RESTON, Va., August 3, 2017 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology solutions company, today reported financial results for the second quarter of fiscal year 2017.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "Our second quarter performance exceeded expectations, and reflects our focus on delivering strong program performance to our customers while successfully integrating the IS&GS acquisition. Our results year-to-date give us confidence to increase our cost synergy targets for the transaction as well as our full year margin and earnings guidance. We remain committed to leveraging this transformational transaction to deliver value to our customers, employees, and shareholders."
Summary Results
Revenues for the quarter were $2.57 billion, compared to $1.29 billion in the prior year quarter. The current quarter increase was primarily due to $1.37 billion of revenue attributable to the Information Systems & Global Solutions business ("IS&GS Business") acquired from Lockheed Martin during the third quarter of fiscal year 2016.
Operating income for the quarter was $166 million, compared to $75 million in the prior year quarter. Operating margin increased to 6.5% from 5.8% in the prior year quarter. The current quarter results include $67 million of amortization of intangible assets, $16 million of acquisition and integration costs, $9 million of amortization of equity method investments and $6 million of restructuring charges related to the acquisition of the IS&GS Business. The prior year quarter results included $15 million of acquisition and integration costs, $2 million of amortization of intangible assets and $1 million of restructuring charges.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $0.64, compared to $0.55 in the prior year quarter. Excluding the items mentioned above, non-GAAP diluted EPS for the quarter was $1.04, compared to $0.68 in the prior year quarter. The weighted average diluted share count for the quarter was 153 million, up from 74 million in the prior year quarter primarily due to the issuance of approximately 77 million shares of Leidos common stock to participating Lockheed Martin stockholders in connection with the acquisition of the IS&GS Business.
Defense Solutions
Defense Solutions revenues for the quarter of $1,243 million increased by $458 million, or 58%, compared to the prior year quarter. The revenue growth was primarily attributable to the acquired IS&GS Business and growth in our airborne programs, partially offset by reduced scope and completion of certain contracts.
Defense Solutions operating income margin for the quarter was 5.1%, compared to 7.6% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 8.8%, compared to 7.6% in the prior year quarter, primarily due to strong performance on certain contracts and lower indirect costs.

Civil
Civil revenues for the quarter of $875 million increased by $575 million, or 192%, compared to the prior year quarter. The revenue increase is primarily attributable to the acquired IS&GS Business, partially offset by the divestiture of the heavy construction business in fiscal 2016, and reduced scope and completion of certain contracts.
Civil operating income margin for the quarter was 7.5%, compared to 6.7% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 11.0%, compared to 7.3% in the prior year quarter, reflecting favorable adjustments on contracts.
Health
Health revenues for the quarter of $454 million increased by $251 million, or 124%, compared to the prior year quarter. The revenue increase is primarily attributable to the acquired IS&GS Business, partially offset by lower revenues from our commercial health business due to timing.
On both a GAAP and non-GAAP basis, Health operating income margin for the quarter was 16.3%, compared to 8.9% in the prior year quarter, primarily attributable to higher margins on IS&GS contracts.
Cash Flow Summary
Net cash flows provided by operating activities of continuing operations for the quarter were $177 million compared to $72 million in the prior year quarter. The higher operating net cash inflows were primarily due to the timing of billing and collections activities, partially offset by higher payments for taxes and restructuring and integration expenses.
Net cash flows used in investing activities of continuing operations for the quarter were $9 million compared to net cash flows provided of $19 million in the prior year quarter. The $28 million increase in net cash used was primarily due to proceeds from the disposition of a business in the second quarter of fiscal 2016 that did not recur in fiscal 2017 and increased payments for purchases of property, plant and equipment.
Net cash flows used in financing activities of continuing operations for the quarter were $112 million compared to $30 million in the prior year quarter. The higher financing cash outflows were primarily due to repayments of long-term debt and higher dividend payments.
As of June 30, 2017, the Company had $262 million in cash and cash equivalents and $3.2 billion of debt.
New Business Awards
Net business bookings totaled $2.7 billion in the quarter, representing a book-to-bill ratio of 1.0.
Notable recent awards received include:

•
Veterans Benefits Administration:  Leidos was awarded a multiple-award indefinite-delivery/indefinite-quantity contract by the U.S. Department of Veterans Affairs to continue to provide medical disability examinations for the Veterans Benefits Administration. The contract has a one-year base period of performance, four one-year options, and a total contract ceiling of $6.8 billion, if all options are exercised.

•
Defense Threat Reduction Agency: Leidos was awarded a contract by the Defense Threat Reduction Agency ("DTRA") to support DTRA's Cooperative Biological Engagement Program and Cooperative Threat Reduction Program through a worldwide Scientific & Technical Engagement Partnership program. The single-award, time and materials contract has a one-year base period of performance, four one-year options, and a total contract value of approximately $170 million if all options are exercised.

•
U.S. Army: Leidos was awarded a task order by the U.S. Army to provide program management solutions to the Department of Defense ("DoD") Biometrics program, including the DoD Automated Biometrics Identification System. The single-award cost-plus incentive-fee contract has a one-year base period of performance, four one-year options, and a total contract value of approximately $132 million, if all options are exercised.

•
Intelligence Community:  The Company was awarded contracts valued at $225 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog of signed business orders at the end of the quarter was $17.1 billion, of which $5.0 billion was funded.
Forward Guidance
As a result of the Company's year-to-date performance and updated expectations for the second half, the Company is updating guidance for revenues, adjusted EBITDA margins, and non-GAAP diluted earnings per share from continuing operations. The updated guidance, which is based on a 12-month period from December 31, 2016, to December 29, 2017, is as follows:

•	Revenues of $10.1 billion to $10.4 billion versus the prior range of $10.0 billion to $10.4 billion;

•	Adjusted EBITDA margins of 9.8% to 10.2% versus the prior range of 9.5% to 10.0%;

•	Non-GAAP diluted earnings per share from continuing operations of $3.45 to $3.60, up from the previous range of $3.05 to $3.35; and

•	Cash flows provided by operating activities from continuing operations at or above $475 million.
Non-GAAP diluted earnings per share excludes amortization of acquired intangible assets, asset impairment charges, restructuring expenses, acquisition and integration costs, amortization of equity method investments, gains and losses on disposal of assets and businesses and adjustments to the income tax provision to reflect non-GAAP exclusions. See Leidos' non-GAAP financial measures and the related reconciliation included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted earnings per share from continuing operations to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income (loss) may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income (loss) and diluted earnings per share from continuing operations being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted earnings per share from continuing operations.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on August 3, 2017. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13665424.
About Leidos
Leidos is a FORTUNE 500® science and technology solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil and health markets. The company’s 32,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $7.04 billion for the fiscal year ended December 30, 2016.

For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, EBITDA margins, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; factors relating to the transaction with Lockheed Martin, including, tax treatment; the possibility that we may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all, the integration of the acquired Information Systems & Global Solutions business being more difficult, time-consuming or costly than expected; the effect of any changes resulting from the transaction in customer, supplier and other business relationships; general market perception of the transaction and exposure to lawsuits and contingencies associated with the Information Systems & Global Solutions business; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of August 3, 2017. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly M. Freeman	Melissa L. Koskovich
571.526.7686	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
Revenues	$2,571	$1,288	$5,151	$2,600
Cost of revenues	2,233	1,141	4,503	2,295
Selling, general and administrative expenses	143	56	287	116
Acquisition and integration costs	16	15	35	24
Restructuring expenses	6	1	19	1
Equity losses of non-consolidated subsidiaries	7	—	—	—
Operating income	166	75	307	164
Interest income	2	2	4	5
Interest expense	(36)	(15)	(74)	(29)
Other income (expense), net	3	(2)	6	(2)
Income from continuing operations before income taxes	135	60	243	138
Income tax expense	(37)	(19)	(71)	(44)
Net income	98	41	172	94
Less: net income attributable to non-controlling interest	—	—	2	—
Net income attributable to Leidos common stockholders	$98	$41	$170	$94
Earnings per share:
Basic	$0.65	$0.56	$1.13	$1.31
Diluted	0.64	0.55	1.11	1.27
Weighted average number of common shares outstanding:
Basic	151	73	151	72
Diluted	153	74	153	74

Cash dividends declared per share	$0.32	$0.32	$0.64	$0.64

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2017	December 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$262	$376
Receivables, net	1,832	1,657
Inventory, prepaid expenses and other current assets	340	348
Total current assets	2,434	2,381
Property, plant and equipment, net	215	259
Intangible assets, net	1,006	1,589
Goodwill	4,922	4,622
Deferred tax assets	13	16
Other assets	292	265
	$8,882	$9,132
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,330	$1,427
Accrued payroll and employee benefits	475	483
Dividends payable	17	23
Income taxes payable	4	21
Long-term debt, current portion	84	62
Total current liabilities	1,910	2,016
Long-term debt, net of current portion	3,147	3,225
Deferred tax liabilities	362	540
Other long-term liabilities	222	204
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 151 million and 150 million shares issued and outstanding at June 30, 2017 and December 30, 2016, respectively	—	—
Additional paid-in capital	3,321	3,316
Accumulated deficit	(105)	(177)
Accumulated other comprehensive income (loss)	8	(4)
Total Leidos stockholders’ equity	3,224	3,135
Non-controlling interest	17	12
Total equity	3,241	3,147
	$8,882	$9,132

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Six Months Ended
	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
Cash flows from operations:
Net income	$98	$41	$172	$94
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	80	9	162	17
Stock-based compensation	10	8	20	16
Bad debt expense	5	(1)	12	—
Other	20	(4)	15	(3)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	11	(28)	(179)	(76)
Inventory, prepaid expenses and other current assets	29	4	35	(7)
Accounts payable and accrued liabilities	(86)	(11)	(123)	7
Accrued payroll and employee benefits	79	53	(7)	2
Deferred income taxes and income taxes receivable/payable	(75)	(2)	(44)	7
Other long-term assets/liabilities	6	3	26	1
Net cash provided by operating activities of continuing operations	177	72	89	58
Cash flows from investing activities:
Payments for property, plant and equipment	(16)	(3)	(23)	(7)
Collections on promissory note	—	—	2	—
Net proceeds from sale of assets	7	—	7	3
Proceeds from disposition of business	—	23	—	23
Other	—	(1)	—	(1)
Net cash (used in) provided by investing activities of continuing operations	(9)	19	(14)	18
Cash flows from financing activities:
Payments of long-term debt	(47)	(1)	(69)	(2)
Proceeds from issuances of stock	6	4	7	6
Repurchases of stock and other	(19)	(10)	(25)	(19)
Dividend payments	(52)	(23)	(102)	(46)
Net cash used in financing activities of continuing operations	(112)	(30)	(189)	(61)
Net increase (decrease) in cash and cash equivalents from continuing operations	56	61	(114)	15
Cash flows from discontinued operations:
Net cash used in investing activities of discontinued operations	—	—	—	(1)
Net decrease in cash and cash equivalents from discontinued operations	—	—	—	(1)
Net increase (decrease) in cash and cash equivalents	56	61	(114)	14
Cash and cash equivalents at beginning of period	206	609	376	656
Cash and cash equivalents at end of period	$262	$670	$262	$670

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

During the quarter ended March 31, 2017, the Company completed its business reorganization, which resulted in identification of three reportable segments (Defense Solutions, Civil, Health) and corporate expenses. The Company commenced operating and reporting under the new organizational structure effective the beginning of fiscal 2017. As a result of this change, prior year segment results and disclosures have been recast to reflect the new reportable segments.
The segment information for the periods presented was as follows:

	Three Months Ended				Six Months Ended
	June 30, 2017	July 1, 2016	Dollar change	Percent change	June 30, 2017	July 1, 2016	Dollar change	Percent change
Revenues:
Defense Solutions	$1,243	$785	$458	58.3%	$2,537	$1,565	$972	62.1%
Civil	875	300	575	191.7%	1,717	661	1,056	159.8%
Health	454	203	251	123.6%	897	374	523	139.8%
Corporate expenses	(1)	—	(1)	NM	—	—	—	NM
Total	$2,571	$1,288	$1,283	99.6%	$5,151	$2,600	$2,551	98.1%

Operating income (loss):
Defense Solutions	$63	$60	$3	5.0%	$142	$131	$11	8.4%
Civil	66	20	46	230.0%	120	42	78	185.7%
Health	74	18	56	311.1%	121	34	87	255.9%
Corporate expenses	(37)	(23)	(14)	NM	(76)	(43)	(33)	NM
Total	$166	$75	$91	121.3%	$307	$164	$143	87.2%

Operating income margin:
Defense Solutions	5.1%	7.6%			5.6%	8.4%
Civil	7.5%	6.7%			7.0%	6.4%
Health	16.3%	8.9%			13.5%	9.1%
Total	6.5%	5.8%			6.0%	6.3%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. Government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity (IDIQ), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	June 30, 2017	December 30, 2016
Defense Solutions:
Funded backlog	$2,326	$3,171
Negotiated unfunded backlog	5,064	4,936
Total Defense Solutions backlog	$7,390	$8,107
Civil:
Funded backlog	$2,007	$1,950
Negotiated unfunded backlog	4,883	5,250
Total Civil backlog	$6,890	$7,200
Health:
Funded backlog	$660	$854
Negotiated unfunded backlog	2,151	1,575
Total Health backlog	$2,811	$2,429
Total:
Funded backlog	$4,993	$5,975
Negotiated unfunded backlog	12,098	11,761
Total backlog	$17,091	$17,736
Total backlog at June 30, 2017, included $120 million of benefit due to the impact of foreign currency movement between the U.S. dollar and the British pound.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, adjusted EBITDA and non-GAAP EPS from continuing operations, which are not measures of financial performance under generally accepted accounting principles in the U.S. ("GAAP") and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from income from continuing operations: (i) other income (expense), net; (ii) interest expense; (iii) interest income; (iv) income tax expense adjusted to reflect non-GAAP adjustments; and (v) the following discrete items:

•	Acquisition and integration costs – Represents costs related to the acquisition and integration of the IS&GS Business.

•	Amortization of acquired intangible assets – Represents the amortization expense associated with acquired intangible assets.

•
Restructuring expenses – Represents costs associated with lease termination and severance costs (including those related to the Company’s acquisition of the IS&GS Business and the September 2013 spin-off of its former technical services).

•
Amortization of equity method investments - Represents the amortization on the difference between the book value and fair value of equity method investments that were recorded in connection with the acquisition of the IS&GS Business.

•	Gains and losses on disposal of assets and businesses – Represents the gains or losses on certain sales of real estate and businesses.

•	Asset impairment charges – Represents impairments of long-lived intangible and tangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income from continuing operations, before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; and (iv) depreciation expense.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Quarter Ended June 30, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Loss (gain) on sale of assets and businesses	Non-GAAP results
Operating income	$166	$16	$67	$6	$9	$—	$264
Non-operating expense, net	(31)	—	—	—	—	1	(30)
Income from continuing operations, before income taxes	135	16	67	6	9	1	234
Income tax expense[1]	(37)	(6)	(26)	(2)	(4)	—	(75)
Net income	98	10	41	4	5	1	159
Less: net income attributable to non-controlling interest	—	—	—	—	—	—	—
Net income attributable to Leidos common stockholders	$98	$10	$41	$4	$5	$1	$159

Diluted EPS attributable to Leidos common stockholders	$0.64	$0.07	$0.27	$0.02	$0.03	$0.01	$1.04
Diluted shares	153	153	153	153	153	153	153
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended June 30, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Loss (gain) on sale of assets and businesses	Non-GAAP results
Income from continuing operations, before income taxes	$135	$16	$67	$6	$9	$1	$234
Depreciation expense	13	—	—	—	—	—	13
Amortization expense	76	—	(67)	—	(9)	—	—
Interest expense, net	34	—	—	—	—	—	34
EBITDA	$258	$16	$—	$6	$—	$1	$281
EBITDA margin	10.0%						10.9%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Quarter Ended July 1, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Loss (gain) on sale of assets and businesses	Non-GAAP results
Operating income	$75	$15	$2	$1	$—	$93
Non-operating expense, net	(15)	—	—	—	(3)	(18)
Income from continuing operations, before income taxes	60	15	2	1	(3)	75
Income tax expense[1]	(19)	(6)	(1)	—	1	(25)
Net income	$41	$9	$1	$1	$(2)	$50

Diluted EPS attributable to Leidos common stockholders	$0.55	$0.13	$0.01	$0.01	$(0.02)	$0.68
Diluted shares	74	74	74	74	74	74
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended July 1, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Loss (gain) on sale of assets and businesses	Non-GAAP results
Income from continuing operations, before income taxes	$60	$15	$2	$1	$(3)	$75
Depreciation expense	7	—	—	—	—	7
Amortization expense	2	—	(2)	—	—	—
Interest expense, net	13	—	—	—	—	13
EBITDA	$82	$15	$—	$1	$(3)	$95
EBITDA margin	6.4%					7.4%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Six Months Ended June 30, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Loss (gain) on sale of assets and businesses	Non-GAAP results
Operating income	$307	$35	$136	$19	$9	$—	$506
Non-operating expense, net	(64)	—	—	—	—	1	(63)
Income from continuing operations, before income taxes	243	35	136	19	9	1	443
Income tax expense[1]	(71)	(14)	(53)	(7)	(4)	—	(149)
Net income	172	21	83	12	5	1	294
Less: net income attributable to non-controlling interest	2	—	—	—	—	—	2
Net income attributable to Leidos common stockholders	$170	$21	$83	$12	$5	$1	$292

Diluted EPS attributable to Leidos common stockholders	$1.11	$0.14	$0.54	$0.08	$0.03	$0.01	$1.91
Diluted shares	153	153	153	153	153	153	153
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Six Months Ended June 30, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Loss (gain) on sale of assets and businesses	Non-GAAP results
Income from continuing operations, before income taxes	$243	$35	$136	$19	$9	$1	$443
Depreciation expense	26	—	—	—	—	—	26
Amortization expense	145	—	(136)	—	(9)	—	—
Interest expense, net	70	—	—	—	—	—	70
EBITDA	$484	$35	$—	$19	$—	$1	$539
EBITDA margin	9.4%						10.5%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Six Months Ended July 1, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Loss (gain) on sale of assets and businesses	Non-GAAP results
Operating income	$164	$24	$3	$1	$—	$192
Non-operating expense, net	(26)	—	—	—	(5)	(31)
Income from continuing operations, before income taxes	138	24	3	1	(5)	161
Income tax expense[1]	(44)	(10)	(1)	—	1	(54)
Net income	$94	$14	$2	$1	$(4)	$107

Diluted EPS	$1.27	$0.19	$0.03	$0.01	$(0.05)	$1.45
Diluted shares	74	74	74	74	74	74
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Six Months Ended July 1, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Loss (gain) on sale of assets and businesses	Non-GAAP results
Income from continuing operations, before income taxes	$138	$24	$3	$1	$(5)	$161
Depreciation expense	14	—	—	—	—	14
Amortization expense	3	—	(3)	—	—	—
Interest expense, net	24	—	—	—	—	24
EBITDA	$179	$24	$—	$1	$(5)	$199
EBITDA margin	6.9%					7.7%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and corporate expenses:

	Quarter Ended June 30, 2017
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$63	$—	$44	$—	$2	$109	8.8%
Civil	66	—	23	—	7	96	11.0%
Health	74	—	—	—	—	74	16.3%
Corporate expenses	(37)	16	—	6	—	(15)	NM
Total	$166	$16	$67	$6	$9	$264	10.3%

	Quarter Ended July 1, 2016
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$60	$—	$—	$—	$60	7.6%
Civil	20	—	2	—	22	7.3%
Health	18	—	—	—	18	8.9%
Corporate expenses	(23)	15	—	1	(7)	NM
Total	$75	$15	$2	$1	$93	7.2%

	Six Months Ended June 30, 2017
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$142	$—	$60	$—	$2	$204	8.0%
Civil	120	—	57	—	7	184	10.7%
Health	121	—	19	—	—	140	15.6%
Corporate expenses	(76)	35	—	19	—	(22)	NM
Total	$307	$35	$136	$19	$9	$506	9.8%

	Six Months Ended July 1, 2016
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$131	$—	$—	$—	$131	8.4%
Civil	42	—	3	—	45	6.8%
Health	34	—	—	—	34	9.1%
Corporate expenses	(43)	24	—	1	(18)	NM
Total	$164	$24	$3	$1	$192	7.4%
NM - Not Meaningful